Exhibit 99.1

Signet Jewelers Reports Third Quarter Financial Results

HAMILTON, Bermuda--(BUSINESS WIRE)--November 22, 2016--Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended October 29, 2016 (“third quarter Fiscal 2017”).

Summary:

  Same store sales ("SSS") down 2.0%. Total sales $1.2 billion down 2.5%. Total sales at constant exchange rate down 0.5%.
  Third quarter Fiscal 2017 diluted earnings per common share ("EPS") $0.20. Adjusted EPS $0.30.
  Zale integration continues to progress well. Signet to deliver cumulative synergies of $158 million to $175 million by end of this fiscal year and $225 million to $250 million by end of next fiscal year.
  Year-to-date cash from operations $361 million, up $272 million. Capital expenditures $196 million, up $25 million.
  Credit review process proceeding according to plan.

Mark Light, Chief Executive Officer of Signet Jewelers said, “We expected challenging market conditions to result in a sales decline. However, our continuing ability to execute in a difficult environment led to results that were somewhat better than our expectations.

"Signet achieved some important wins during the quarter. Fashion diamond and gold jewelry performed well as did select branded bridal. We saw success in a variety of selling channels including kiosks, outlets, and on-line. In addition, our teams delivered solid expense and inventory management leading to strong free cash generation. The Zale integration is running well and synergies remain on target.

"While near term headwinds may persist, we are confident that we made the right investments into initiatives designed to drive growth and deliver on our fourth quarter expectations.

Mr. Light concluded, "Our competitive strengths, leading market position, and precedent of success support Signet's robust opportunities for long term growth. I want to thank all Signet team members for their dedication and hard work having delivered on the third quarter while preparing effectively for the fourth quarter.”

EPS Analysis:

Third quarter EPS was $0.20. Third quarter Adjusted EPS was $0.30. EPS can be reconciled to Adjusted EPS as follows:

	Adjustments
EPS	Purchase accounting	Integration	Adjusted EPS[1]
$0.20	$(0.03)	$(0.07)	$0.30

1.	Throughout this release, Signet uses adjusted metrics which adjust for purchase accounting and integration costs in relation to the Zale acquisition and its integration into Signet. See non-GAAP reconciliation tables. Adjusted EPS is a non-GAAP measure and is defined as EPS adjusted for the impact of purchase accounting and integration costs. Purchase accounting includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale Corporation. Integration is consulting costs associated with information technology ("I/T") implementations.

Financial Guidance:

13 weeks ended January 28, 2017 (4th Quarter)
Same store sales	(4.0%) to (2.0%)
EPS	$3.91 to $4.13
Adjustments (purchase accounting and integration costs)	($0.09) to ($0.07)
Adjusted EPS	$4.00 to $4.20
Weighted average common shares	Approximately 76 million

Fiscal 2017 (Annual)
Same store sales	(2.5%) to (1.0%)
EPS	$7.03 to $7.25
Adjustments (purchase accounting and integration costs)	($0.35) to ($0.33)
Adjusted EPS	$7.38 to $7.58

The fiscal year EPS and adjusted EPS increases from prior guidance are attributed solely to third quarter actual results exceeding previous expectations.

Effective tax rate	25% to 26%
Capital expenditures	$280 million to $320 million
Net selling square footage growth	3.0% to 3.5%

Capital expenditures are driven this year primarily by new Kay stores, store remodels, and I/T to support global implementations. Most of Signet’s new square footage growth is slated for real estate channels other than enclosed malls.

Cumulative Net Synergies
Fiscal 2017 (Fiscal 2016 plus Fiscal 2017)	$158 million to $175 million
Fiscal 2018 (Fiscal 2016 plus Fiscal 2017 plus Fiscal 2018)	$225 million to $250 million

Fiscal 2017 Store and Kiosk Changes
Net selling
	Gross locations	Net locations	square feet
Kay Jewelers	+60 to +70	+55 to +65	+7% to 8%
Jared	+8 to +10	+5 to +7	+2% to 3%
Zales	+30 to +35	+15 to +20	+2% to 3%
Peoples	0 to +3	~0	~0
Regional stores in total	0	-45 to -50	-10% to -11%
Piercing Pagoda	+35 to +40	+20 to +30	+1% to +2%
H.Samuel	+12 to +15	+10 to +12	+1% to +2%
Ernest Jones	0 to +3	~0	~0
Signet Total	+145 to +176	+55 to +89	+3.0% to +3.5%

Third quarter Fiscal 2017 Sales Highlights:

Signet's total sales were $1,186.2 million, down $30.2 million or 2.5% compared to $1,216.4 million in the 13 weeks ended October 31, 2015 ("third quarter Fiscal 2016"). Total sales on a constant currency basis declined 0.5%. SSS decreased 2.0% compared to an increase of 3.3% in the third quarter Fiscal 2016. The sales declines were due to under performance in select stores (e.g. regionals, Jared); energy dependent regions which reduced SSS about 80 basis points; and declines in select collections such as Charmed Memories and watches. This was partially offset by better performance in fashion jewelry and select bridal. Ecommerce sales in the third quarter Fiscal 2017 were $51.6 million, or 4.4% of sales, up $1.1 million, or 2.2%, compared to $50.5 million in the third quarter Fiscal 2016. By operating segment:

  Sterling Jewelers' SSS decreased 3.8%. Average transaction value ("ATV") increased 2.9% due mostly to lower sales of Charmed Memories and other low-priced collections; as well as higher sales of select branded diamond jewelry. The number of transactions decreased 7.7% due to lower sales of the low-priced collections which tend to be highly transactional.
  Zale Jewelry's SSS decreased 1.4%. ATV increased 3.5% driven mainly by higher sales of select diamond jewelry collections. The number of transactions decreased 4.2% due primarily to lower sales in the Persona beads collection which tends to be highly transactional.
  Piercing Pagoda's SSS increased 9.5%. ATV increased 14.6%, while the number of transactions decreased 4.3%. The higher sales were driven principally by strong sales of gold chains and diamond jewelry. Transactions declined primarily due to lower price point body jewelry items and white metals.
  UK Jewelry's SSS increased 3.6%. ATV increased 6.5% driven principally by strong sales of diamond jewelry and prestige watches. The number of transactions decreased 3.3% due primarily to lower sales in fashion watches.

Sales change from previous year
Third quarter Fiscal 2017	Same store sales¹	Non-same store sales, net²	Total sales at constant exchange rate³	Exchange translation impact	Total sales	Total sales (in millions)

Kay	(2.9)%	1.5%	(1.4)%	—%	(1.4)%	456.5
Jared	(4.6)%	2.1%	(2.5)%	—%	(2.5)%	226.6
Regional brands	(10.5)%	(12.3)%	(22.8)%	—%	(22.8)%	29.4
Sterling Jewelers division	(3.8)%	0.9%	(2.9)%	—%	(2.9)%	$712.5
Zales Jewelers	(1.0)%	3.2%	2.2%	—%	2.2%	$225.3
Gordon’s Jewelers	(11.6)%	(17.9)%	(29.5)%	—%	(29.5)%	$9.8
Zale US Jewelry	(1.5)%	1.8%	0.3%	—%	0.3%	$235.1
Peoples Jewellers	(1.0)%	0.5%	(0.5)%	1.2%	0.7%	$41.2
Mappins	—%	(9.0)%	(9.0)%	1.4%	(7.6)%	$6.1
Zale Canada Jewelry	(0.9)%	(0.8)%	(1.7)%	1.3%	(0.4)%	$47.3
Zale Jewelry	(1.4)%	1.4%	—%	0.2%	0.2%	$282.4
Piercing Pagoda	9.5%	1.8%	11.3%	—%	11.3%	$53.4
Zale division	0.2%	1.4%	1.6%	0.2%	1.8%	$335.8
H.Samuel	1.5%	0.6%	2.1%	(16.7)%	(14.6)%	$62.8
Ernest Jones	5.7%	0.6%	6.3%	(17.4)%	(11.1)%	$67.5
UK Jewelry division	3.6%	0.6%	4.2%	(17.0)%	(12.8)%	$130.3
Other segment	—%	111.1%	111.1%	—%	111.1%	7.6
Signet	(2.0)%	1.5%	(0.5)%	(2.0)%	(2.5)%	$1,186.2
Adjusted Signet[3]					(2.7)%	1,189.2

Notes: 1=For stores open for at least 12 months. 2=For stores not open in the last 12 months. 3=Non-GAAP measure.

Third quarter Fiscal 2017 Financial Highlights:

Gross margin was $350.0 million or 29.5% of sales, down 70 basis points versus third quarter Fiscal 2016, due to lower sales partially offset by less purchase accounting. Adjusted gross margin rate was 29.6%, down 100 basis points from third quarter Fiscal 2016. The lower adjusted gross margin rate was due principally to lower sales, higher bad debt expense, and de-leverage on store occupancy. This was partially offset by favorable merchandise costs and merchandise mix.

  Sterling Jewelers gross margin decreased $15.6 million compared to third quarter Fiscal 2016. The division's gross margin rate decreased 120 basis points due also to lower sales, higher bad debt expense, and de-leverage on store occupancy. Signet has opened more stores this year, most notably Kay, leading to higher occupancy but without full operating productivity yet.
  Zale gross margin increased $5.2 million, or 100 basis points, compared to third quarter Fiscal 2016. Included in gross margin were unfavorable purchase accounting adjustments totaling $2.5 million compared to $6.1 million in prior year. Adjusted gross margin in the Zale division increased $1.6 million, or 20 basis points, compared to third quarter Fiscal 2016. The favorable impact of synergies more than offset the unfavorable impact of minimal sales growth on fixed cost increases.
  UK Jewelry gross margin decreased $6.2 million, or 90 basis points, compared to prior year third quarter. The gross margin rate decline was driven principally by lower total sales and merchandise margin de-leverage as a result of currency exchange rates.

Selling, general, and administrative expense ("SGA") was $386.5 million or 32.6% of sales compared to $395.0 million or 32.4% of sales in third quarter Fiscal 2016. Included in third quarter SGA are purchase accounting and integration costs of $9.2 million in Fiscal 2017 and $7.4 million in Fiscal 2016. The decline in SGA was driven by a variety of favorable factors (including synergies) such as: lower variable compensation, harmonization of Signet’s compensated absence policies, merchant fees in Zale credit programs, and foreign exchange translation.

Third quarter Fiscal 2017 adjusted SGA was $377.3 million or 31.7% of adjusted sales compared to $387.6 million or 31.7% in the prior year. The adjusted SGA decline of $10.3 million, or 2.7%, driven by the factors noted above.

Other operating income was $68.6 million compared to $60.9 million in the prior year third quarter, up $7.7 million or 12.6%. The increase was due to the Sterling division’s higher interest income earned from higher outstanding receivable balances.

In third quarter Fiscal 2017 Signet's operating income was $32.1 million, or 2.7% of sales, compared to $33.6 million, or 2.8% of sales, in third quarter Fiscal 2016. Included in third quarter operating income are purchase accounting and integration costs of $11.7 million in Fiscal 2017 and $13.5 million in Fiscal 2016. Adjusted operating income was $43.8 million, or 3.7% of adjusted sales, compared to $47.1 million, or 3.9% of adjusted sales in the prior year.

Operating income, net ($ in millions)	Third Quarter Fiscal 2017		Third Quarter Fiscal 2016
	$	% of sales	$	% of sales
Sterling Jewelers division	78.6	11.0%	77.2	10.5%
Zale division[1]	(24.7)	(7.4)%	(24.3)	(7.4)%
UK Jewelry division	—	—%	—	—%
Other[2]	(21.8)	nm	(19.3)	nm

1.	In the third quarter Fiscal 2017, Zale division includes net operating loss impact of $3.8 million for purchase accounting adjustments. Excluding the impact from accounting adjustments, Zale division's operating loss was $20.9 million or 6.2% of sales. The Zale division operating loss was composed of $19.3 million from Zale Jewelry and a $5.4 million loss from Piercing Pagoda. In the third quarter Fiscal 2016, Zale division includes net operating loss impact of $3.7 million for purchase accounting adjustments. Excluding the impact from accounting adjustments, Zale division's operating loss was $20.6 million or 6.1% of sales. The Zale division operating loss included $18.3 million from Zale Jewelry and $6.0 million from Piercing Pagoda.
2.	Other includes third quarter adjustments of $7.9 million and $9.8 million for Fiscal 2017 and 2016, respectively. Fiscal 2017 adjustments are consulting costs associated with I/T implementations. Fiscal 2016 adjustments related to advisor fees for legal, tax, and I/T implementations.
nm	Not meaningful.

Income taxes were $2.4 million, compared to $6.9 million in third quarter Fiscal 2016, resulting in a third quarter Fiscal 2017 effective tax rate of 12.4%, versus 31.5% in third quarter Fiscal 2016. The third quarter Fiscal 2017 effective tax rate was driven by an estimated full year jurisdictional mix change. Signet's third quarter income tax expense of $2.4 million reflects the effect of a change in the annual effective tax rate.

Third quarter EPS was $0.20. Third quarter Adjusted EPS was $0.30. Net income attributable to common shareholders was unfavorably impacted by $2.2 million, non-cash, due to the pro-rated amount of the new preferred share dividend. Signet's accelerated share repurchase plan of $525 million should conclude next month. Upon initiation of the program, Signet received 4.7 million shares with the remainder to be net settled upon completion. The plan is proceeding in line with expectations and, combined with previous repurchase activity, is still anticipated to offset the impact on average diluted common shares outstanding from the preferred share offering.

Balance Sheet and Other Highlights

Cash and cash equivalents were $82.7 million as of October 29, 2016 compared to $77.2 million as of October 31, 2015. The higher cash position was due to greater cash provided by operating activities. Through the end of the third quarter Fiscal 2017, Signet repurchased 9.9 million shares for $842.5 million at an average cost of $85.00 per share. Signet generally offset the share dilution created by the preferred stock offering, ending the quarter with 73.6 million average diluted common shares outstanding -- in line with its expectations. As of October 29, 2016, there was $510.6 million remaining under Signet's share repurchase authorization program.

The Sterling Jewelers division in-house net accounts receivable were $1,546.3 million as of October 29, 2016, up 7.6% compared to $1,437.2 million as of October 31, 2015. The increase was driven primarily by a higher in-house credit penetration rate as well as higher ATV purchases which require monthly payments of higher amounts in dollars but lower amounts by percentage thereby resulting in a higher receivables outstanding.

The Sterling Jewelers division in-house credit sales decreased 2.3% in third quarter Fiscal 2017 due to lower total sales. Participation rate was 66.8%, up 40 basis points. The rate increased, despite fewer applications, due to faster growth and higher spending by higher-quality applicants. The growth in higher-quality applicants -- driven by better credit marketing, plan offerings, and store execution -- led to slightly higher approval rates.

  For the third quarter Fiscal 2017, finance charge income was $67.0 million and net bad debt was $57.2 million -- a favorable difference of $9.8 million. This was favorable to the prior year period by $1.6 million.
  Non-performing loans and the total valuation allowance as a percentage of gross receivables were 4.9% and 7.9%, respectively, at the end of third quarter Fiscal 2017. The former was flat to last year while the latter was up 10 basis points. Sequentially, second quarter to third quarter, the change in the non-performing ratio improved 10 basis points versus prior year; and for the valuation allowance ratio the change over prior year was flat.

Net inventories were $2.6 billion, down 2.8% versus prior year. Signet's year-over-year change in total sales was favorable by 30 basis points compared to the change in net inventories due to sound inventory management even as the number of stores increased by 50.

Loans and overdrafts (a.k.a. short-term debt) was $288.8 million, up $40.8 million due principally to use of the revolving credit facility for seasonal inventory needs. Long-term debt was $1,324.2 million, down $6.4 million due to servicing the loan principal related to the financing of the Zale acquisition.

Cash from operations less capital expenditures was $165.3 million year-to-date, up $247.4 million from the same period in the prior year. This was driven primarily by favorable changes to working capital and higher net income.

Signet has a diversified real estate portfolio. Based upon sales, slightly more than half of Signet's selling square footage is in enclosed malls and nearly half is in a variety of other real estate types. On October 29, 2016, Signet had 3,668 stores totaling 5.1 million square feet of selling space. Compared to prior year-end, store count increased by 43 stores.

Store count	Jan 30, 2016	Openings	Closures	Oct 29, 2016
Kay	1,129	48	(2)	1,175
Jared	270	5	(3)	272
Regional brands	141	—	(15)	126
Sterling Jewelers division	1,540	53	(20)	1,573
Zales	730	35	(12)	753
Gordon's	59	—	(12)	47
Peoples	145	1	(3)	143
Mappins	43	—	(5)	38
Total Zale Jewelry	977	36	(32)	981
Piercing Pagoda	605	19	(19)	605
Zale division	1,582	55	(51)	1,586
H.Samuel	301	4	—	305
Ernest Jones	202	3	(1)	204
UK Jewelry division	503	7	(1)	509
Signet	3,625	115	(72)	3,668

Credit Strategy Update:

Signet’s credit review process is progressing well. As previously disclosed, the Company is reviewing a range of options from optimizing the current in-house credit business to seeking a partnership that would enable Signet to gain greater financial flexibility. Signet has identified opportunities to enhance its credit business and is pleased with the interest expressed by potential partners. Regardless of the credit review outcome, Signet believes shareholder value will be created.

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET and a simultaneous audio webcast and slide presentation are available at www.signetjewelers.com. The slides are available to be downloaded from the website. The call details are: Dial-in: 1-647-788-4901. Conference ID: 99499993

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com and www.pagoda.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, a decline in consumer spending, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet’s business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet's credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, risks related to Signet being a Bermuda corporation, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, and our ability to successfully integrate Zale Corporation's operations and to realize synergies from the transaction.

For a discussion of these risks and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see the "Risk Factors" section of Signet's Fiscal 2016 Annual Report on Form 10-K filed with the SEC on March 24, 2016 and Part II, Item 1A of this Form 10-Q. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

The below tables reflect the impact of costs associated with the acquisition of Zale Corporation. Management finds the information useful to analyze the results of the business excluding these items in order to appropriately evaluate the performance of the business without the impact of significant and unusual items. Management views acquisition-related impacts as events that are not necessarily reflective of operational performance during a period. In particular, management believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses.

Non-GAAP Reconciliation for the third quarter ended October 29, 2016 (in mil. of $ except per share data)
	Signet		Purchase Accounting[1]	Integration Costs[2]	Adjusted Signet
Sales	1,186.2	100.0%	(3.0)	—	1,189.2	100.0%
Cost of sales	(836.2)	(70.5)%	0.5	—	(836.7)	(70.4)%
Gross margin	350.0	29.5%	(2.5)	—	352.5	29.6%
Selling, general and administrative expenses	(386.5)	(32.6)%	(1.3)	(7.9)	(377.3)	(31.7)%
Other operating income, net	68.6	5.8%	—	—	68.6	5.8%
Operating income	32.1	2.7%	(3.8)	(7.9)	43.8	3.7%
Interest expense, net	(12.7)	(1.1)%	—	—	(12.7)	(1.1)%
Income before income taxes	19.4	1.6%	(3.8)	(7.9)	31.1	2.6%
Income taxes	(2.4)	(0.2)%	1.4	3.0	(6.8)	(0.6)%
Net income	17.0	1.4%	(2.4)	(4.9)	24.3	2.0%
Dividends on redeemable convertible preferred shares	(2.2)	nm	—	—	(2.2)	nm
Net income attributable to common shareholders	14.8	1.2%	(2.4)	(4.9)	22.1	1.9%
Earnings per share – diluted	0.20		(0.03)	(0.07)	0.30

1.	Includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale Corporation. Similar to the Sterling Jewelers division, historically, Zale Corporation deferred the revenue generated by the sale of lifetime warranties and recognized revenue in relation to the pattern of costs expected to be incurred, which included a profit margin on activities related to the initial selling effort. In acquisition accounting, deferred revenue is only recognized when a legal performance obligation is assumed by the acquirer. The fair value of deferred revenue is determined based on the future obligations associated with the outstanding plans at the time of the acquisition. The acquisition accounting adjustment results in a reduction to the deferred revenue balance from $183.8 million to $93.3 million as of May 29, 2014 as the fair value was determined through the estimation of costs remaining to be incurred, plus a reasonable profit margin on the estimated costs. Revenues generated from the sale of extended services plans subsequent to the acquisition are recognized in revenue in a manner consistent with Signet’s methodology. Additionally, accounting adjustments include the amortization of acquired intangibles.
2.	Integration is consulting costs associated with I/T implementations.
nm	Not meaningful.

Non-GAAP Reconciliation for the third quarter ended October 31, 2015 (in mil. of $ except per share data)
	Signet		Purchase Accounting[1]	Transaction Costs[2]	Adjusted Signet
Sales	1,216.4	100.0%	(6.2)	—	1,222.6	100.0%
Cost of sales	(848.7)	(69.8)%	0.1	—	(848.8)	(69.4)%
Gross margin	367.7	30.2%	(6.1)	—	373.8	30.6%
Selling, general and administrative expenses	(395.0)	(32.4)%	2.4	(9.8)	(387.6)	(31.7)%
Other operating income, net	60.9	5.0%	—	—	60.9	5.0%
Operating income	33.6	2.8%	(3.7)	(9.8)	47.1	3.9%
Interest expense, net	(11.7)	(1.0)%	—	—	(11.7)	(1.0)%
Income before income taxes	21.9	1.8%	(3.7)	(9.8)	35.4	2.9%
Income taxes	(6.9)	(0.6)%	1.7	1.0	(9.6)	(0.8)%
Net income	15.0	1.2%	(2.0)	(8.8)	25.8	2.1%
Dividends on redeemable convertible preferred shares	—	—	—	—	—	—
Net income attributable to common shareholders	15.0	1.2%	(2.0)	(8.8)	25.8	2.1%
Earnings per share – diluted	0.19		(0.03)	(0.11)	0.33

1.	Includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale Corporation. Similar to the Sterling Jewelers division, historically, Zale Corporation deferred the revenue generated by the sale of lifetime warranties and recognized revenue in relation to the pattern of costs expected to be incurred, which included a profit margin on activities related to the initial selling effort. In acquisition accounting, deferred revenue is only recognized when a legal performance obligation is assumed by the acquirer. The fair value of deferred revenue is determined based on the future obligations associated with the outstanding plans at the time of the acquisition. The acquisition accounting adjustment resulted in a reduction to the deferred revenue balance from $183.8 million to $93.3 million as of May 29, 2014 as the fair value was determined through the estimation of costs remaining to be incurred, plus a reasonable profit margin on the estimated costs. Revenues generated from the sale of extended services plans subsequent to the acquisition are recognized in revenue in a manner consistent with Signet’s methodology.
2.	Transaction costs are adjustments related to advisor fees for legal, tax, accounting and consulting expenses.

Condensed Consolidated Income Statements
(Unaudited)

	13 weeks ended		39 weeks ended
(in millions, except per share amounts)	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Sales	1,186.2	1,216.4	4,138.5	4,157.6
Cost of sales	(836.2)	(848.7)	(2,723.2)	(2,733.2)
Gross margin	350.0	367.7	1,415.3	1,424.4
Selling, general and administrative expenses	(386.5)	(395.0)	(1,264.9)	(1,301.0)
Other operating income, net	68.6	60.9	213.6	187.2
Operating income	32.1	33.6	364.0	310.6
Interest expense, net	(12.7)	(11.7)	(36.4)	(33.8)
Income before income taxes	19.4	21.9	327.6	276.8
Income taxes	(2.4)	(6.9)	(81.9)	(80.8)
Net income	17.0	15.0	245.7	196.0
Dividends on redeemable convertible preferred shares	(2.2)	—	(2.2)	—
Net income attributable to common shareholders	14.8	15.0	243.5	196.0
Earnings per common share:
Basic	$0.20	$0.19	$3.19	$2.46
Diluted	$0.20	$0.19	$3.18	$2.45
Weighted average common shares outstanding:
Basic	73.5	79.3	76.4	79.7
Diluted	73.6	79.5	76.5	79.9
Dividends declared per common share	$0.26	$0.22	$0.78	$0.66

Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except par value per share amount)	October 29, 2016	January 30, 2016	October 31, 2015
Assets
Current assets:
Cash and cash equivalents	82.7	137.7	77.2
Accounts receivable, net	1,581.1	1,756.4	1,451.5
Other receivables	74.2	84.0	55.4
Other current assets	146.8	152.6	141.4
Income taxes	20.8	3.5	24.6
Inventories	2,649.4	2,453.9	2,727.0
Total current assets	4,555.0	4,588.1	4,477.1
Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $1,015.4, $949.2 and $939.7, respectively	791.1	727.6	718.0
Goodwill	517.0	515.5	517.6
Intangible assets, net	419.8	427.8	434.3
Other assets	157.5	154.6	136.4
Deferred tax assets	—	—	1.8
Retirement benefit asset	47.1	51.3	40.7
Total assets	6,487.5	6,464.9	6,325.9
Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	288.8	57.7	248.0
Accounts payable	382.2	269.1	371.4
Accrued expenses and other current liabilities	402.9	498.3	408.0
Deferred revenue	256.7	260.3	241.4
Income taxes	4.4	65.7	0.7
Total current liabilities	1,335.0	1,151.1	1,269.5
Non-current liabilities:
Long-term debt	1,324.2	1,321.0	1,330.6
Other liabilities	219.9	230.5	226.6
Deferred revenue	632.1	629.1	597.5
Deferred tax liabilities	133.4	72.5	56.7
Total liabilities	3,644.6	3,404.2	3,480.9
Commitments and contingencies
Series A redeemable convertible preferred shares of $.01 par value: 500 shares authorized, 0.625 shares outstanding	611.7	—	—
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 69.6 shares outstanding (January 30, 2016: 79.4 outstanding; October 31, 2015: 79.5 outstanding)	15.7	15.7	15.7
Additional paid-in capital	128.5	279.9	274.7
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 17.6 shares (January 30, 2016: 7.8 shares; October 31, 2015: 7.7 shares)	(1,338.9)	(495.8)	(480.3)
Retained earnings	3,727.8	3,534.6	3,280.3
Accumulated other comprehensive loss	(302.3)	(274.1)	(245.8)
Total shareholders’ equity	2,231.2	3,060.7	2,845.0
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	6,487.5	6,464.9	6,325.9

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	39 weeks ended
(in millions)	October 29, 2016	October 31, 2015
Cash flows from operating activities
Net income	245.7	196.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	138.8	129.5
Amortization of unfavorable leases and contracts	(14.9)	(24.6)
Pension benefit	(1.3)	—
Share-based compensation	14.0	11.8
Deferred taxation	60.9	8.0
Excess tax benefit from exercise of share awards	(1.3)	(5.1)
Amortization of debt discount and issuance costs	2.2	2.6
Other non-cash movements	1.9	2.7
Changes in operating assets and liabilities:
Decrease in accounts receivable	174.0	116.3
Decrease in other receivables and other assets	9.0	1.6
Increase in other current assets	(15.4)	(12.8)
Increase in inventories	(217.0)	(289.3)
Increase in accounts payable	114.1	93.6
Decrease in accrued expenses and other liabilities	(82.2)	(60.5)
(Decrease) increase in deferred revenue	(2.5)	25.0
Decrease in income taxes payable	(62.6)	(104.1)
Pension plan contributions	(2.5)	(2.0)
Net cash provided by operating activities	360.9	88.7
Investing activities
Purchase of property, plant and equipment	(195.6)	(170.8)
Purchase of available-for-sale securities	(10.4)	(3.8)
Proceeds from sale of available-for-sale securities	10.0	3.6
Net cash used in investing activities	(196.0)	(171.0)
Financing activities
Dividends paid on common shares	(57.5)	(49.6)
Proceeds from issuance of common shares	0.4	3.3
Proceeds from issuance of redeemable convertible preferred shares, net of issuance costs	611.6	—
Excess tax benefit from exercise of share awards	1.3	5.1
Repayments of term loan	(12.0)	(17.5)
Proceeds from securitization facility	1,837.1	1,738.9
Repayments of securitization facility	(1,837.1)	(1,738.9)
Proceeds from revolving credit facility	598.0	177.0
Repayments of revolving credit facility	(339.0)	(30.0)
Payment of debt issuance costs	(2.7)	—
Repurchase of common shares	(1,000.0)	(111.9)
Net settlement of equity based awards	(4.8)	(8.3)
Principal payments under capital lease obligations	(0.2)	(0.8)
Repayment of short-term borrowings	(13.3)	(1.5)
Net cash used in financing activities	(218.2)	(34.2)
Cash and cash equivalents at beginning of period	137.7	193.6
Decrease in cash and cash equivalents	(53.3)	(116.5)
Effect of exchange rate changes on cash and cash equivalents	(1.7)	0.1
Cash and cash equivalents at end of period	82.7	77.2

CONTACT:
Signet Jewelers
Investors:
James Grant, +1-330-668-5412
VP Investor Relations
or
Media:
David Bouffard, +1-330-668-5369
VP Corporate Affairs